                                                                   Exhibit 10.38

THE INFORMATION MARKED BY * AND [ ] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

                          SPONSORED RESEARCH AGREEMENT

This Agreement is made and entered into this First Day of May, 1997 by and between the Ontario Cancer Institute / Princess Margaret Hospital,
610 University Avenue, Toronto, Canada M5G 2M9 (hereinafter referred to as "Institution") and Progenitor, Inc. 1507 Chambers Road, Columbus, Ohio 4322-1566 (hereinafter referred to as "Sponsor").

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Institution and to the Sponsor, and will further the research objectives of the Institution in a manner consistent with its status as a non-profit, tax-exempt research institution,

NOW, THERFORE the parties agree as follows:

1. STATEMENT OF WORK. Institution agrees to use its best efforts to perform the Research Plan outlined in the proposal dated February 3, 1997 and in general conformance with the Proposal Budget and Research Plan which are incorporated into this Agreement by reference and attached hereto as
     Exhibit 1.

2. PRINCIPLE INVESTIGATOR. The research will be supervised by Norman Iscove, M.D., Ph.D. If for any reason Dr. Iscove is unable to continue to serve as principle investigator, and a successor acceptable to both Institute and Sponsor is not available, this Agreement shall be terminated as mutually agreed.

3. PERIOD OF PERFORMANCE. The research shall be conducted during the period May 1, 1997 to April 30, 1999

4. CONSIDERATION. In consideration for the research to be conducted by the Principle Investigator and Institution during the first year of this Agreement, Sponsor will pay to Institution a total of [***]. Payment shall be made to Institution in four installments. The first installment shall equal [***] and shall be paid within thirty (30) days of the date of execution of this Agreement. Seven additional installments in the amount [***] each shall be paid on August 1, 1997, November 1, 1997, February 1, 1998, May 1, 1998, August 1, 1998, November 1, 1998 and February 1, 1999.
     Sponsor and Institution shall mutually agree upon and determine in writing any extensions to this Agreement and any associated research budget, no later than 60 days before the end of the term of this Agreement. All payments by Sponsor in consideration for research to be conducted by Principle Investigator and Center during extensions of this Agreement shall be made in equal quarterly payments on a quarterly basis beginning on the start date of each year and shall be in accordance with the research budget corresponding to each year as agreed between the Institution and Sponsor. Any equipment purchased pursuant to this Agreement shall be and shall remain the property of the Institution.

5. TERMINATION. Notwithstanding any other terms and conditions hereunder, this Agreement may be terminated by either party by written notification to the other party at least one-hundred eighty (180) days prior to the desired effective date of the termination. In the event of early termination by Sponsor for any reason except a material breach of this Agreement by Institution and principle Investigator, the Institution shall be entitled to payment of all expenditures or encumbrances that cannot be canceled and which were incurred prior to the termination date. Further, upon early termination of this Agreement, Institution shall return to Sponsor all data and information obtained by Institution under this Agreement prior to the date of termination shall be returned to Sponsor. In addition, any materials provided to Institution by Sponsor under this Agreement shall be destroyed or returned to Sponsor, at Sponsor's option.

6. PUBLICATIONS. Institution will be free to publish results under this Agreement. A copy of each publication will be provided to the Sponsor forty-five (45) days prior to submission for publication to allow adequate time for the parties to identify and protect patentable subject matter. Notwithstanding the above, publication will be delayed until patent applications have been filed in the United States, provided the delay does not exceed sixty (60) days from the date the publication is submitted to the Sponsor.

7. REPORTS. The Institution will provide Sponsor with annual written reports within forty-five (45) days after May 1 in each calendar year or after the date of termination. Reports will include review of progress on the Research Plan and a summary of activities during the preceding 12 months as well as revisions to the Research Plan and the projected budget for the next year. Institution and Principle Investigator will meet periodically with Sponsor to review the Research Plan and discuss the research progress. If the location of the meetings is outside of the Toronto, Canada area, Sponsor will pay travel expenses of Principle Investigator.

8. INTELLECTUAL PROPERTY. Title to any invention conceived or first reduced to practice in the performance of the Research Plan solely by any person(s) employed or otherwise appointed by Institution, or at any time by any person(s) at Institution whose salary and benefits are paid though financial support provided by Sponsor, shall remain with Institution.
     Title to any invention conceived or first reduced to practice jointly by Institution and by any employee(s) of Sponsor in the performance of the Research Plan shall be jointly owned by Institution and Sponsor. Sponsor shall have, and Institution hereby grants to Sponsor, a right of first refusal to acquire an exclusive license to Institution's rights in any invention conceived or first reduced to practice either (I) in the performance of the Research Plan by any person(s) employed or otherwise appointed by Institution, or (II) at any time by any person(s) whose salary and benefits are paid through financial support provided by Sponsor. The terms and condition of such license shall be negotiated in good faith between the parties and shall be consistent with the terms of license and consideration which are incorporated into this Agreement by reference and attached hereto as Exhibit 2. Sponsor may exercise such right of first refusal at any time during a period of ninety (90) days after the date of Sponsor's receipt of Institution's written notice describing an invention in detail. After such ninety (90) day period, the right of first refusal granted to Sponsor shall expire and Institution may grant rights to a third party under Institution's rights in any such invention without obligation to Sponsor.

9. USE OF NAMES. Neither party will use the name of the other in any advertising or other form of publicity without the prior written permission of the other.

10. CONFIDENTIAL INFORMATION. During the term of this Agreement both parties will exchange certain proprietary Confidential Information in connection therewith, either written or orally ("Information"). Both Sponsor and Institution agree to keep such Information strictly confidential; will not use such Information to reverse engineer or design around proprietary projects or products; and will not disclose Information to others without the express written permission of the other party; provided, however, they will not be prevented from using or disclosing information which:

     a) is now, or which hereafter, through no act or failure of the other party, becomes generally known or available;

     b)   is known by the other party at the time of receiving such Information

     c) is hereafter furnished to the other party by a third party who did not acquire such Information directly or indirectly form the other party; or

     d) is independently developed by the other party without knowledge of Information, and the recipient party can demonstrate or prove truth thereof.

11. NOTICES. Any notice required to be given or which shall be given under this Agreement shall be in writing delivered by first class mail addressed to the parties as follows:

     Progenitor, Inc.
     Vice President, Corporate Development
     1507 Chambers Road
     Columbus, Ohio 43212-1566

     Research Administrator
     Research Department
     Ontario Cancer Institute / Princess Margaret Hospital
     610 University Avenue
     Toronto, Canada  M5G 2M9

     In the event notices, statements and payments required under this Agreement are sent by certified or registered mail by one party to the other party at its above address, they shall be deemed to have been given or made as of the date so mailed, otherwise as of the date received.

12. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets hereto, provided the successor entity agrees in writing to abide by all the terms of this Agreement.

13. GOVERNING LAW. The validity and interpretation of the Agreement and the legal relation of the parties to it shall be governed by the laws of the Province of Ontario and Canada.

14. FORCE MAJEURE. Institution shall not be responsible to the Sponsor for failure to perform any of the obligations imposed by the Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, of machinery or equipment failure or supply of materials, discontinuity in supply of power, governmental interference, civil commotion, riot, war, labor disturbance, transportation difficulties, labor shortage or any cause beyond the reasonable control of Institution

15. ENTIRE AGREEMENT. Unless otherwise specified, this Agreement embodies the entire understanding between Institution and Sponsor for this project, and any prior or contemporaneous representations, either written or oral are hereby superseded. No amendment or changes to this Agreement, including without limitation, change in the statement of work, total estimated cost, and period of performance, shall be effective unless made in writing and signed by authorized representative of the parties.

     For Institution                    For Progenitor, Inc.

     By: /s/ Dr. Richard G. Miller      By: /s/ Stephen J. Williams
         -------------------------          ---------------------------------

     Title: V.P. Research               Title: V.P. Corporate Development
            ----------------------             ------------------------------

     Date: April 15, 1997               Date:  4/11/97
           ----------------------              ------------------------------

           /s/ Norman Iscove
               ----------------------
               Senior Staff Scientist
               15 April 1997

                       EXHIBIT 1 BUDGET AND RESEARCH PLAN
                              ONTARIO CANCER CENTER
                                DR. NORMAN ISCOVE


Budget (May 1, 1997 through April 30, 1999)       Year 1         Year 2
-------------------------------------------       ------         ------

Salary and Benefits for 1 Research Technician     [***] Can    [***] Can

Research Supplies                                 [***] Can    [***] Can

Services and Overhead                             [***] Can    [***] Can

TOTAL                                             [***] CAN    [***] CAN

BACKGROUND

Developmental decision making in the hemopoietic system is the main focus of interest in my laboratory. We consider that such decisions are ultimately initiated by changes in the expression of critical regulatory genes, and that research aimed at identification of genes that are expressed differentially at specific decision points will provide the keys to understanding the mechanisms of differentiative progression.

The quest for such information is complicated by the heterogeneous composition of hemopoietic tissues, where differentiative decisions take place within rare precursor cells that are structurally indistinguishable and greatly outnumbered amongst their maturing progeny. Nevertheless, it is possible to detect hemopoietic precursor cells in functional assays, and to distinguish precursors that differ in their differentiative and growth potentials on the basis of the composition of the clones that they can generate. Such assays define a hierarchy of hemopoietic precursors extending from multipotential stem cells through pluripotential and oligopotential intermediates to cells committed uniquely to forming one out of a dozen alternative blood and tissue cell types. Methods of cell separation can purify precursor cells from more differentiated progeny, and can separate to near homogeneity the earliest long term reconstituting stem ('LTR') cells from their more advanced progeny. However, cell purification has not been particularly effective in separating the various pluripotential and committed intermediates from one another even though they differ in their commitment states [1,2]. Molecular analysis in this system has therefore been limited to the study of precursor populations of mixed composition, or of cell lines which may also frequently comprise a mixture of cells in varying stages of the maturation process. The problem of heterogeneity is perhaps the most significant factor limiting the resolution that can be applied to the search for genes that govern commitment processes.

Acute myeloid leukemia, while characterized by a failure of normal maturation, and by a variety of specific mutatations differing patient to patient, also appears to be arranged in a precursor hierarchy. The bulk of leukemic blasts in a patient are proliferatively inert and survive no more than days in vivo. Leukemic cells capable of colony formation in culture generally comprise no more than a few percent of the blast population and have been shown to differ in physical and surface markers from the bulk of inert blasts. Further, the persistence and eventual dominance of leukemic clones in vivo implies the existence of self-renewing leukemic stem cells that must maintain the disease in a manner analogous to the maintenance of normal hemopoiesis by normal stem cells. The leukemic cells that are measured by clonal growth in culture yield inert blasts after 2-3 weeks of culture which do not grow further. The limited growth suggests that such methods may not detect the stem cells that can maintain the disease in vivo, but rather an intermediate population having more limited proliferative capacity.

Current work in my laboratory is focussed on detection, quantitation and separation of rare cells in patient AML samples with the capacity to proliferate for months in vitro, maintaining clonal leukemic cell populations that retain the same proliferative hierarchycharacteristic of the original AML population. The system offers, in analogy to normal hemopoiesis, an opportunity for exploring the gene expressional basis of the transitions from leukemic stem to proliferative intermediate to inert leukemic and cell, provided again that the problem of population heterogeneity can be solved.

GLOBAL RT-PCR APPLIED TO SINGLE CELLS

We recently introduced a novel strategy for comprehensive analysis of gene expression in rare precursor cell populations. The first element of the approach is an RT-PCR procedure for unbiased amplification of all polyadenylated mRNAs in samples as small as a single cell. The method generates short cDNA strands using an oligo(dT) primer. These are tailed with poly(dA) and subsequently amplified with a single oligo(dT)-containing primer. The method is robust, reproducibly applicable to single cells, and preserves the 3' terminal 300-600 bases of all transcripts together with their original abundance relationships in the amplified product. It has been applied to the analysis of single hemopoietic precursor cells drawn from nascent 4-8 cell colonies. A second essential element in the approach is the parallel tracking of the biological potential of the siblings of each cell processed for cDNA, as illustrated in Figure 1. Each sibling is cultured individually in conditions supporting growth anddifferentiation in all myeloid lineages. These tactics yield cDNA samples each originating from a homogeneous, known cellular source, essentially bypassing the need for extensive prior purification of different kinds of precursors. The procedures are detailed in references 3-5.

FIGURE 1. DETERMINATION OF THE BIOLOGICAL POTENTIAL OF A PROCESSED CELL BY FOLLOWING THE FATES OF ITS SIBLING CELLS.

The resulting cDNA samples can be reamplified as required, without apparent change in abundance relationships, and thus represent a permanent resource. The primers contain restriction sites allowing easy cloning into plasmid libraries
where desired.   Large numbers of individual cDNA samples are conveniently
analyzed by slot blotting and hybridization with probes of interest.

We have not yet measured complexity of the cDNA samples directly. Indirect evidence suggests, however, that they include a substantial proportion of all message species originally present in these cells. First, a large variety of expected messages are detectable in the samples by simple Southern blotting, and we know that mRNAs synthetically added to an abundance of only 0.25% are readily detected after global amplification. A second indication comes from screening of the set for transcripts for specific cytokine receptors. Many of these are known to be expressed at very low abundance levels in cell lines. Although most were undetected by simple hybridization of our blots, they were all clearly detectable, in precursor cells known to express them, when we did secondary PCR analysis of our generally amplified cDNAs using specific primers targetted to 3' UTR sequences. The results argue that the generally amplified cDNAs are complex enough to be representative even of transcripts present originally at only a few copies per cell.

cDNA ARCHIVES REPRESENTATIVE OF MURINE AND HUMAN HEMOPOIETIC PRECURSOR
HIERARCHIES

I.  cDNAS FROM MURINE HEMOPOIETIC CELLS:

A.  cDNA prepared from populations of FACS purified precursor cells

This work represents a collaboration with Dr. Chung Li at the University of Queensland. The goal is to identify transcripts that are expressed uniquely in LTR cells, or transcripts that are upregulated only as cells differentiate beyond the LTR cell stage. Globally amplified cDNA has been prepared from two distinct sorted populations. A c-kit+/Ly6A+/Rho123-population contains LTR cells at a frequency between 1 in 50 and 1 in 5. A second c-kit+/Ly6A-/Rho123+ fraction consists of colony-forming cells of various kinds at a frequency of 6/10, but is entirely devoid of LTR activity.

B.  cDNA from single precursor cells

We have accumulated over 140 such samples from mouse bone marrow cells representing 18 distinct positions in the hemopoietic differentiation hierarchy (Figure 2), including multipotential cells individually able to differentiate at least into erythroid, megakaryocytic, monocytic, neutrophil and mast cell lineages. Details of the sample set follow. Unless otherwise noted, each cDNA sample was derived from a single progenitor cell whose siblings had uniform and identical fates in reporter cultures. The number of independent samples of each type that clearly hybridized an L32 housekeeping probe is indicated in parentheses.

FIGURE 2. OVERVIEW OF THE MURINE SAMPLES IN THE FORM OF A BRANCHING HIERARCHY, INDICATING THE NUMBERS OF INDEPENDENT cDNA SAMPLES ARCHIVED FROM EACH STAGE

1.  'multipotential' E/Meg/Neut/Mac +/- mast (15)

To prepare these, the Ly6A+Rho123dull fraction of normal marrow (enriched in long-term reconstituting stem cells) was cultured in IL- 1/IL-6/IL-11/SCF for 4 days to generate colony starts containing 4 - 8 cells. In our experience, 1 of about 60 - 80 such starts would have the capacity for permanent reconstitution of hemo-and lymphopoiesis in irradiated W mutant recipients. Sibling reporters were cultured in the same cytokines plus IL-3 and erythropoietin. For thorough assessment of myeioid lineage potential, the derived colonies were further replated in methyl cellulose in the same cytokines, as well as in liquid cultures with IL-3 and ConA for detection of mast cells. In 11 of the starts, all siblings had all of erythroid/megakaryocytic/neutrophil/macrophage potentials. In 4 additional starts, all sibs displayed all of these potentials as well as yielding mast cell outgrowth. At the time, we were not yet able (as we are now) to assess B lymphoid potential in the sibling cells.

Some of the following samples were derived from the same experimental framework as described above. Others were obtained earlier in the course of the work published in Current Biology 5:909 (enclosed). The colony starts from the earlier experiments were obtained from unseparated marrow cells enriched first for primitive cells by overnight culture with IL-1 and IL-3 in the presence of a blocking concentration of unlabelled thymidine, followed by initiation of colony starts in methyl cellulose containing IL-1, IL-3, SCF and erythropoietin. The differentiative potentials of the sampled precursor cells are indicated.

2.  E/Meg/Mast        (2)
3.  E/Meg/Mac         (9)
4.  E/Meg             (21)
5.  Neut/Mac          (6)
6.  Neut/?Mast        (2)
7.  E only (BFU)      (2)
8.  Mac only          (22)
9.  Neut only         (7)
10. Meg only          (7)
11. E only (CFU-E)    (2)


CFU-E stage samples were each prepared from about 50 cells drawn from large, growing colonies judged by in situ morphology to be likely erythroid but not yet hemoglobinized. On stained slides the cells had the features of proerythroblasts. The colonies from which they were drawn became visibly hemoglobinized within the succeeding 2 - 3 days and contained only erythroid cells.

12. maturing cells: erythroid, neutrophil, macrophage, megakaryocyte, mast, B, T (CD4), T(CD8)


These were prepared from samples of about 50 cells from homogeneous colonies or cultures, in some cases from cells growing in differing sets of stimuli. There are 3 - 6 independently prepared cDNA samples for each category and condition set.

II.  cDNAS FROM HUMAN HEMOPOIETIC CELLS:

We havo also accumulated a set of similar cDNA samples from normal human marrow. An overview of the set is show in Figure 3.

FIGURE 3. OVERVIEW OF THE HUMAN SAMPLES ARRANGED AS A HIERARCHY, INDICATING THE NUMBERS OF INDEPENDENT cDNA SAMPLES OBTAINED FROM EACH STAGE THAT CLEARLY HYBRIDIZE AN ACTIN PROBE.

Each precursor cDNA sample was derived from a single cell with sibling reporters indicating lineage and position in the hierarchy. In most instances, cultures containing IL-1, IL-3, IL-6, GM-CSF, G-CSF, SCF and erythropoietin were initiated with normal CD34 positive marrow cells, and siblings were tracked in similar conditions. We could not readily identify megakaryocytes in our conditions on morphological grounds despite some effort with MGDF and therefore do not know which of our sampled precursors may also have had megakaryocytic potential.

Precursors:

1.  E/Neut/Mac           (2)
2.  Neut/Mac             (10)
3.  E only (BFU)         (9)
4.  E only (CFU-E)       (18)
5.  Mac only             (14)
6.  Neut only            (7)
7.  Eosinophil only      (7)

8. maturing cells: erythroid, neutrophil, macrophage, megakaryocyte, eosinophil

These were each prepared from samples of about 50 cells from homogeneous colonies. There are 3 - 7 independently prepared cDNA samples from each type.

MAPPING OF EXPRESSION OF KNOWN GENES WITHIN THE PRECURSOR HIERARCHY

The use of Southern blot hybridization to map gene expression in the murine hemopoietic hierarchy is detailed in reference 5, representative of a larger number of published studies using these blots. The approach has yielded RNA-level expression maps for a variety of genes in primary cells and PROVIDES THE FIRST SUCCESSFUL RESOLUTION OF EXPRESSION BETWEEN PRECURSOR CELLS IN DIFFERING STATES OF COMMITMENT.

More recently, we have used the archive to map expression of a large panel of cytokine receptor transcripts (in preparation). Most of these were not detectable by simple Southern blotting. We therefore chose PCR primer pairs to target sequences within the 3' terminal 300 bases of the transcripts, regions that should be contained within our generally amplified samples. The transcripts proved detectable by PCR and showed expression patterns consistent with previous information. THE RESULT SHOWED THAT THE GLOBAL PCR APPROACH YIELDS AN AMPLIFICATION PRODUCT THAT IS REPRESENTATIVE OF EVEN VERY LOW ABUNDANCE TRANSCRIPTS PRESENT IN THE ORIGINALLY PROCESSED CELLS.

SUBTRACTIVE ANALYSIS

The groundwork outlined above has provided us with unprecedented access to cDNA samples from specific, defined stages of hemopoietic stem cell differentiation. Precursor cells are expected to contain 1000's of distinct transcripts. Most of these are likely to be expressed in common among hemopoietic cells and to carry out functions required generally by cells. On the other hand, some transcripts involved in steering cell fate should be expressed differentially among cells with differing biologcal potentials. Subtractive hybridization would be ideally suited to the identification of these rarer transcripts, and those with significant regulatory roles should be significantly enriched in suitably subtracted materials. As already noted, cDNA amplified by our procedure likely provides a nearly complete representation of transcripts present in at least a few copies in the originally processed cells.

Our initial subtractive approach and results are described in reference 5. The work compared cDNAs obtained from a single E/Meg precursor and a single Neut/Mac precursor. Driver and tracer were double-stranded cDNA. 5 rounds of subtraction were performed at a driver:tracer ratio of 20:1. After each round, the subtracted product was specifically reamplified using a primer specific to the tracer ends. The final difference products were cut in the primer ends with EcoRI and cloned into BlueScript libraries. Complexity was not directly measured.

From the E/Meg minus Neut/Mac library, 50 random clones were drawn of which 17 hybridized to tracer and not driver. Of these, 17/17 were unique. THE RESULT SUGGESTED THAT THE DIFFERENCE LIBRARY WAS LIKELY TO CONTAIN AT LEAST HUNDREDS OF DISTINCT DIFFERENCE CLONES. A smaller number of difference clones were similarly identified in the Neut/Mac minus E/Meg library.

25 difference clones were each tested for hybridization to the broader set of hierarchy samples. Their differing expression between the individual samples used in the subtraction was confirmed. However, in all but 1 instance, they did not represent consistent differences between other examples of Neut/Mac and E/Meg precursors. As discussed in greater detail in reference 5, the experiment taught us that subtractions would have to be performed between pools of single cell-derived samples to yield a significant proportion of expression differences that consistently track with precursor type.

7 of the 25 difference clones were of some interest on the basis of their expression patterns. One of these, HPK1, has been worked up in depth and is described in reference 6. None were matched by known entities in the GenBank/EMBL data bases, A RESULT THAT PREDICTS THAT DIFFERENTIALLY EXPRESSED TRANSCRIPTS IN THIS SYSTEM WILL ONLY INFREQUENTLY IDENTIFY TRANSCRIPTS WITH ALREADY IDENTIFIED FUNCTION.

In more recent work, we subtracted cDNA pooled from 10 tetra and pentapotential samples (A.1. above) with cDNA pooled from 23 bipotential precursors (14 E/Meg, 7 Neut/Mac, 2 Neut/?Mast). The subtraction method involved a new protocol developed by us. Driver cDNA was rendered single-stranded by digestion of the primer(FokI site) ends away with FokI followed by digestion to completion with ExoIII and photo-biotinylation. Tracer was intact double-stranded cDNA prepared with primer ends containing a NotI site. A single round of subtraction was done at a driver:tracer ratio of 20000:1 (driver 1 ug/ml, 65o, 1.5M NaCl, 10% PEG,
2hr) to
theoretical completion of the pseudo-first order reaction, followed by removal of driver and driver- tracer hybrids using avidin and phenol extraction. The NotI primer- amplified subtraction products were digested with NotI and cloned into BlueScript libraries. Complexity was high, based on hybridization to a variety of probes, but remains to be measured directly.

From each library, 300 clones were randomly picked and tested for hybridization to labelled driver and tracer. About 100 Multi-derived clones from the Multi - Bi subtraction hybridized the Multi pool but not the Bi pool. About 40 of the Bi-derived clones hybridized the Bi pool but not the Multi pool. THESE NUMBERS DEMONSTRATE THE EFFECTIVENESS OF THE SUBTRACTIVE PROCEDURE, WHICH APPEARS TO HAVE SIGNIFICANT PRACTICAL ADVANTAGES OVER THE ALTERNATIVE APPROACH OF DIFFERENTIAL DISPLAY.

11 randomly chosen subtractive Multi clones have been screened by hybridization to a matrix of 100+ single-progenitor and end-cell global cDNAs. A very interesting and unanticipated finding is emerging from this work. All of the 11 hybridized as expected to individual samples from multipotential precursors, and sporadically or not at all to bipotential or uniquely committed progenitors. However, they generally also hybridized strongly to terminally maturing macrophages and each also to a variable pattern of maturing cells in other lineages. Examples are illustrated in Figure 4. Tentatively, we are considering that in multipotential cells, loci which are destined eventually for high level expression in mature blood cells may be in the process of being made physically available for transcription, but may not yet have come under the control of specific repressor factors. Because such transcripts are down-regulated by the time cells reach bipotential commitment, they appear in our subtraction, and indeed dominate numerically. Clearly, future subtractions will have to include cDNA from maturing cells in the driver pool. Removal of transcripts typical of terminally mature cells would be expected to increase the proportion of subtractants that are novel.

The subtracted materials are cDNA and PCR-based, so the depth to which they can be mined is limited only by the complexity of the amplified product. Cloned libraries of the corresponding complexity can be repeatedly generated from these materials.

FIGURE 4   [GRAPH]

SELECTION OF DIFFERENCE CLONES FOR INTENSIVE ANALYSIS

RESULTS TO NOW HAVE ESTABLISHED THAT THESE METHODS CAN YIELD 3' DIFFERENCE TAGS IN VERY LARGE NUMBERS THAT ARE REPRESENTATIVE OF NOVEL TRANSCRIPTS, and resources have therefore to be prioritized. Our work has proceeded along the following lines, illustrated schematically in Figure 5, and by the example of HPK1 described in reference 6.


FIGURE 5.  STEPWISE SELECTION OF EXPRESSION CLONES FOR FURTHER EXAMINATION.

(1) Subtraction clones are tested individually for hybridization to tracer and driver, and only those hybridizing mainly to tracer are taken to step (2).

(2) 3' tags are sequenced, and only those likely to represent novel transcripts are taken to the next step.

(3) Clones are hybridized to slot blots of globally amplified cDNA representative of a variety of tissues and cell lineages, in addition to our hemopoietic hierarchy samples. Only those with interesting patterns of specificity are taken further.

(4) Clones are hybridized to Northern blots prepared from a panel of cell lines. Those identifying distinct and probably tractable transcripts proceed to the next stage.

(5) Available full length cDNA libraries are screened with probes prepared from pools of clones identified in previous steps. Library clones containing long inserts proceed to the next step.

(6) Library clones are sequenced. Those containing coding region motifs suggestive of possible function are selected for further analysis.

(7) The most attractive candidates, by a number of criteria, are tested for functional role by expression, deletion or interaction screening strategies.

SUMMARY OF SYSTEM FEATURES

1. Almost every stage in the hemopoietic hierarchy is represented by cDNA from homogeneously pure cells of known developmental potential. This sample set is unique to our laboratory. The resolution it provides can not be obtained by the use of sorted cell populations or cell lines, both of which always consist of mixtures of cells in differing commitment states.

2. Each cDNA sample is indefinitely renewable by PCR and can be repeatedly cloned into libraries.

3. The amplified products appear to be representative of a very large proportion of all transcripts present at each stage, including mRNA species originally present at only a few copies per cell.

4. Our subtraction protocols yield difference clones efficiently and in high numbers, and a large proportion of these represent novel transcripts without previously defined functions. The difference products, like the starting materials, are indefinitely renewable by PCR and repeatedly clonable into libraries.

SPECIFIC RESEARCH OBJECTIVES

1.  GENERATION OF REQUIRED FULL LENGTH cDNA LIBRARIES
    Successful and efficient identification of novel regulators will depend on easy access to near full length cDNAs containing most of the coding sequence of the corresponding transcripts.

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

The CapFinder technology recently introduced by CloneTech appears to offer major advances in the art of cDNA library construction. In particular, a very high proportion of generated cDNAs encompass the entire transcript, the primary product is PCR-generated and therefore renewable and repeatedly clonable into libraries, and Southern blots of the amplification product effectively yield "virtual Northerns" that indicate the true size of the native transcripts. The method requires an input of at least several thousand cells.
     Libraries will be generated from representative hemopoietic cell lines, marrow fractions highly enriched for LTR or progenitor cells, ES cells and possiblly from mouse embryos.

2. IDENTIFICATION OF LARGE NUMBERS OF 3' TAG CLONES EXPRESSED IN LTR CELLS OR IN MULTILINEAGE PRECURSORS AND DOWNREGULATED SUBSEQUENTLY
     The likelihood of identifying significant novel regulators will be proportional to the numbers of differentially expressed 3' tags that can be processed through the 7 step strategy outlined above. From any particular subtraction, we would like to clone and sequence as many differentially hybridizing tags as are contained in the amplified difference product. To do so, it will be necessary to estimate complexity of the difference product, and to use the information to screen the required numbers of tags.
     Based on our initial observations, identification of transcripts expressed only in multipotential cells will require subtraction of sequences expressed in terminally maturing cells as well as those expressed in committing progenitor cells.

3. IDENTIFICATION OF LARGE NUMBER OF 3' TAG CLONES UPREGULATED AT SPECIFIC DECISION POINTS DOWNSTREAM OF LTR AND MULTILINEAGE CELLS AND THEN DOWNREGULATED WITH FURTHER MATURATION
     Transcripts with this pattern of expression will be obtained from subtractions performed with generally amplified stage-specific cDNA as tracer, and a driver comprised of amplified cDNA pooled from both LTR/multilineage cells and from terminally maturing cells.

4. TRANSCRIPTS EXPRESSED DIFFERENTIALLY IN THE PROLIFERATIVE HIERARCHY OF HUMAN ACUTE MYELOID LEUKEMIA
     This work seeks to identify genes whose expression is correlated with the permanent capacity to self-renew characteristic of the rare AML stem cells, or with the loss of capacity for further proliferation that characterizes the transition from growth-competent to inert leukemic blast cells. Of particular interest will be transcripts that correlate with these attributes in various patient samples independently of the specific mutations characteristic of individual patient disease. Genes with these characteristics will be of obvious interest from diagnostic, prognostic, therapeutic and fundamental points of view.
     The experiments will combine cell sorting for enrichment of functional cell types with a single cell cDNA approach that incorporates analysis of sibling potentials. We have in place the tools for growth of single isolated primary AML cells and testing of the growth potential of individual siblings.

5.  IDENTIFICATION OF NOVEL REGULATORS
     Full length clones from the above work that survive through step 5) of the heuristic illustrated in Figure 5 will be sequenced and scanned for motifs suggestive of roles as cytokines,

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

cell surface receptors, signalling proteins or transcriptional regulators. The nature of the suggested function will dictate further experiments at the protein level. Basic approaches at the genetics level will consist of scans of the effects of constitutive overexpression and of deletion of function, and a search for potential interactions by 2-hybrid analysis.

COLLABORATIVE FRAMEWORK

     Progenitor is envisioned as an essential partner for the sequencing steps
[ (2) and (6) in Figure 5 ] and for eventual collaborative expansion of the work into step (7).

     Throughput will depend on manpower engaged in the subtraction and cloning work. The effort could be accelerated from the outset by salary and materials support for 1 f.t.e. technologist to launch the generation of full length cDNA libraries as well as assist with blot screening, subtraction and cloning.

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

REFERENCES

1. Trevisan M, Iscove NN: Phenotypic analysis of murine long term hemopoietic reconstituting cells quantitated competitively in vivo and comparison with more advanced colony-forming progeny. J. Exp. Med. 181:93-103, 1995

2. Trevisan M, Yan X-Q, Iscove NN: Cycle initiation and colony formation in culture by murine marrow cells with long-term reconstituting potential in vivo. Blood 88:4149-4158, 1996

3. Brady G, Barbara M, Iscove NN: Representative in vitro cDNA amplification from individual hemopoietic cells and colonies. Methods Molec. Cell. Biol. 2:17-25, 1990

4. Brady G, Iscove NN: Construction of cDNA libraries from single cells. IN Methods in Enzymology, San Diego, Academic Press, EDS Wassarman PM, DePamphilis
ML: p 611-623, 1993

5. Brady G, Billia F, Knox J, Hoang T, Kirsch IR, Voura EB, Hawley RG, Cumming R, Buchwald M, Siminovitch K, Miyamoto N, Boehmelt G, Iscove NN: Analysis of gene expression in a complex differentiation hierarchy by global amplification of cDNA from single cells. Current Biology 5:909-922,1995

6. Kiefer F, Tibbles LA, Anafi M, Janssen A, Zanke BW, Lassam N, Pawson T, Woodgett JR, Iscove NN: HPK1, a hematopoietic protein kinase activating the SAPK/JNK pathway. EMBO J 15:7013-7025, 1996

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

                              EXHIBIT 2 TERM SHEET

LICENSE TERMS:

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                                             license, with the right to grant
                                             sub-licenses, under any and all
                                             intellectual property conceived
                                             and/or reduced to practice to make,
                                             use, offer to sell, sell and import
                                             inventions made under inventions
                                             relating to products and uses of
                                             gene sequences (full or partial),
                                             protein sequences (full or
                                             partial), antibodies, expression
                                             systems, DNA, RNA and anti-sense.

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                                             intellectual property to
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                                       17

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